Exhibit 23, Form 10-K
Kansas City Life Insurance Company

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kansas City Life Insurance Company:

We consent to the incorporation by reference in the registration statement (No. 333-89984, No. 333-52290, and No. 333-98805) on Form N-4 of Kansas City Life Insurance Company and subsidiaries (the Company) of our report dated February 26, 2010, with respect to the consolidated balance sheets of the Company as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Kansas City Life Insurance Company.

Our report dated February 26, 2010, contains an explanatory paragraph that states that the Company changed its method of accounting for other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board (FASB), effective January 1, 2009, the Company changed its method of recognizing and measuring the tax effects related to uncertain tax positions due to the adoption of new accounting requirements issued by the FASB, effective January 1, 2007, and the Company changed its method of deferred acquisition costs on internal replacements of insurance contracts due to the adoption of new accounting requirements issued by the American Institute of Certified Public Accountants, effective January 1, 2007.

/s/KPMG LLP
KPMG LLP

Kansas City, Missouri

February 26, 2010